Exhibit 99.B(14)(b)

April 30, 2018

SEI Institutional Managed Trust

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:          Registration Statement Filed On Form N-14 Under The Securities Act of 1933

Ladies and Gentlemen:

We hereby consent to the references to our Firm in the Registration Statement filed on Form N-14 under the Information Statement/Prospectus headings “Material Features of the Agreement” and “Federal Income Tax Consequences.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001